UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 1, 2008

Discovery Communications, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-34177	35-2333914
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

One Discovery Place, Silver Spring, Maryland		20910
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	240-662-2000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 1, 2008, Discovery granted options to purchase its Series A common stock and cash-settled stock appreciation rights to certain of its named executive officers as follows:

Brad Singer, Chief Financial Officer: In accordance with the terms of Mr. Singer's employment agreement with Discovery, he was granted options to purchase an aggregate of 808,371 shares of Series A common stock at an exercise price of $17.72 per share. Mr. Singer's grant agreements are generally identical to the Company's standard grant agreements, although Mr. Singer's grant of options over 527,198 shares of Series A common stock contains specific provisions that implement terms of Mr. Singer's employment agreement, including, but not limited to: if the Company terminates Mr. Singer's employment other than for Cause (as defined in his employment ageement), Mr. Singer terminates his employment for Good Reason (as defined in his employment agreement) or Mr. Singer's employment with the Company is terminated in certain other circumstances before those options are fully vested, the options will become 100% vested for a period of 150 days following the termination of Mr. Singer's employment. Mr. Singer's employment agreement provides that his initial option grant would be made at an exercise price that was the higher of fair market value for the Discovery Holding Company Series A common stock on July 15, 2008 or fair market value for Discovery Communications, Inc. Series A common stock on the grant date. The options vest in four equal annual installments beginning on July 15, 2009 and expire on October 1, 2015. Mr. Singer's grant agreements are filed as exhibits to this report.

John Hendricks, Chairman of the Board and Founder: In accordance with the terms of Mr. Hendricks' Equity Stake Transition Term Sheet, Mr. Hendricks was granted options to purchase an aggregate of 5,708,289 shares of Series A common stock at an exercise price of $14.53, which was the closing price on the date of grant. The options vest in four equal annual installments beginning on October 1, 2009 and expire on October 1, 2018. Mr. Hendricks' grant agreement is generally identical to the Company's standard grant agreements, although Mr. Hendricks' option agreement includes specific provisions that implement the terms of his Equity State Transition Term Sheet as follows: if Mr. Hendricks' employment ends on a termination without Cause (as defined in the Equity Stake Transition Term Sheet), retirement (defined as voluntary termination of employment after reaching age 65), or in certain other circumstances, the exercisability of his options will accelerate and he will be able to exercise the options until the end of their original term, rather than for a more limited period. In addition, as part of this grant and the Equity Stake Transition Term Sheet, Mr. Hendricks has agreed to certain restrictive covenants related to post-employment competition and to releasing claims on termination. The option grant provides for forfeiture of the options or disgorgement of option gains (based on the spread at exercise) if he either fails to provide an effective release or violates the restrictive convenants. Mr. Hendricks' grant agreement is filed as an exhibit to this report.

Mark Hollinger, Chief Operating Officer: In connection with the vesting of a portion of Mr. Hollinger's outstanding DAP units on October 1, 2008, Mr. Hollinger was granted two cash-settled stock appreciation rights. One grant, for 269,749 units, becomes exercisable on March 15, 2009 and expires on March 15, 2010. The other grant, for 269,750 units, will be automatically exercised on March 15, 2010. Both grants have an initial price of $14.53 per unit. Mr. Hollinger's award was made on the same terms as awards to other employees. The form of grant agreement is filed as an exhibit to this report.

Additionally, Discovery amended its Discovery Appreciation Plan to reflect that the units awarded under the Plan should track the value of Discovery's Series A common stock rather than that of its predecessor, Discovery Holding Company, and other similar changes to reflect that the merger had taken place. Discovery also amended the Plan to have Change in Control provisions that were consistent with those in the 2005 Incentive Plan. A copy of the Discovery Appreciation Plan, reflecting those amendments is filed herewith.

Item 9.01 Financial Statements and Exhibits.

Exhibit No. Description

10.1 Brad Singer Option Agreement (standard terms)
10.2 Brad Singer Option Agreement
10.3 John Hendricks Option Agreement
10.4 Form of John Hendricks Option Agreement
10.5 Form of Stock Option Agreement
10.6 Form of Cash-Settled Stock Appreciation Right Agreement
10.7 Form of 7-year Stock Appreciation Right Agreement
10.8 Discovery Appreciation Plan, reflecting all amendments

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Discovery Communications, Inc.

October 7, 2008	By:	/s/ Joseph A. LaSala, Jr.

Name: Joseph A. LaSala, Jr.
Title: Senior EVP, General Counsel and Secretary

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Exhibit Index

Exhibit No.	Description

10.1	Brad Singer Option Agreement (standard terms)
10.2	Brad Singer Option Agreement
10.3	John Hendricks Option Agreement
10.4	Form of John Hendricks Option Agreement
10.5	Form of Stock Option Agreement
10.6	Form of Cash-Settled Stock Appreciation Right Agreement
10.7	Form of 7-year Stock Appreciation Right Agreement
10.8	Discovery Appreciation Plan, reflecting all amendments